Exhibit 10.02

[            ], 2015

[NAME]

Dear [FIRST NAME]:

The Compensation Committee of the Board of Directors (the “Committee”) of FBR & Co. (the “Company”) has established the FBR & Co. 2013 Performance Share Unit Program (the “Program”), and you have been selected by the Committee as an eligible participant in the Program. As such, you have been granted an Award under the Program as set forth in this letter, including Schedule A (this “Award Agreement”). Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Program, a copy of which is attached hereto.

Awards under the Program are granted under Section 8 of the Stock Plan. To the extent earned pursuant to the terms of the Program and this Award Agreement, Performance Share Units shall be settled in shares of Common Stock available under the Stock Plan (unless the Committee determines to satisfy with a cash payment).

This Award Agreement provides the general terms of your Award and is subject in its entirety to the terms of the Program and the Stock Plan. You acknowledge having received a copy of the Program and the Stock Plan and, by signing this Award Agreement, you hereby consent to the terms and conditions of the Program, including without limitation Section 10 (Dispute Resolution) and Section 11 (Clawback) thereof, and the Stock Plan.

Grant Date: February [    ], 2015.

Award of Performance Share Units: Subject to the provisions of the Program and this Award Agreement, you are hereby awarded the opportunity to earn up to [                ] shares of Common Stock, with the actual number of shares of Common Stock earned to be determined based on the level of achievement of the Performance Goal for the Performance Period (each as specified below), subject to your continued employment through the Restriction Period except as otherwise provided in Section 9 of the Program.

Performance Goal: Subject to your continued employment through the Restriction Period, you will be eligible to earn a percentage of the Performance Share Units subject to your Award in accordance with Schedule A hereto on the date that the Committee determines whether and the extent to which the Company has achieved the Performance Goal set forth on Schedule A, which date shall be no later than 75 days after the end of the Performance Period.

Performance Period; Restriction Period: The Performance Period is the period during which the performance goal is measured, which for purposes of this Award is generally January 1, 2015 through December 31, 2017. The Restriction Period is the vesting or waiting period before you have the right to receive any shares of Common

Stock earned in respect of your Award. Your Award has a three-year Restriction Period that will run concurrently with the Performance Period and as such will lapse on December 31, 2017, subject to your continued employment with the Company through such date. Section 9 of the Program sets forth your rights to continue to earn and/or vest in all or a pro rata portion of your Award in the event of certain terminations of employment prior to the end of the Restriction Period.

Settlement of Awards: Except as otherwise provided in Section 9 of the Program, as soon as practicable after the Restriction Period ends (but no later than 75 days following the end of the Restriction Period) and subject to satisfaction of your tax obligation (as described in the “Taxes” section below), the Company will issue shares of Common Stock (or, in the Committee’s discretion, a cash payment based on the per share Fair Market Value (as defined in the Stock Plan)) to you in settlement of your earned Performance Share Units, subject to any proration that may apply pursuant to Section 9 of the Program. Until the level of achievement of the Performance Goals is determined and the Restriction Period lapses, and until the Performance Share Units you have earned (if any) are settled, you will not have any ownership rights in the shares of Common Stock underlying your Award.

Taxes: You are strongly advised to consult with your own tax professional concerning the tax implications of your Award based on your particular circumstances. The Company cannot provide you with tax advice. Your right to receive settlement of any earned Performance Share Units will be subject to payment by you of all applicable taxes.

Grant Acceptance: Please acknowledge your acceptance of your Award under the Program, your receipt of a copy of the Program and the Stock Plan, and your agreement with all terms and conditions set forth in this Award Agreement, the Program and the Stock Plan, by signing below where indicated and returning this Award Agreement to Jennifer Kramer by [            ], 2015.

Please contact Gavin Beske at 703-312-9568 if you have any questions.

Richard J. Hendrix
President & CEO, FBR & Co.

Accepted and agreed as of , 2015

By:
Name:

SCHEDULE A

Subject to the terms and conditions of the Program and this Award Agreement, you shall earn a percentage, if any, of the shares of Common Stock subject to your Award of Performance Share Units as follows:

(a)	If the Compound Annual Growth Rate on the last day of the Performance Period is less than 6%, then you will earn 0% of the Performance Share Units subject to your Award;

(b)	If the Compound Annual Growth Rate on the last day of the Performance Period is equal to 6%, then you will earn 50% of the Performance Share Units subject to your Award;

(c)	If the Compound Annual Growth Rate on the last day of the Performance Period is greater than 6% but less than 9%, then you will earn the Applicable Performance Percentage of the Performance Share Units subject to your Award; and

(d)	If the Compound Annual Growth Rate on the last day of the Performance Period is equal to or greater than 9%, then you will earn 100% of the Performance Share Units subject to your Award.

For purposes of the foregoing, the following terms shall have the meanings set forth below:

“Applicable Performance Percentage” shall mean the sum, expressed as a percentage, of (i) 50% and (ii) the quotient, expressed as a percentage, obtained by dividing (A) the excess, if positive, of the applicable Compound Annual Growth Rate over 6% by (B) 6%.

“Tangible Book Value” shall equal, with respect to any measurement date, the book value of the Company excluding goodwill and intangible assets (whether net or otherwise), as computed in accordance with GAAP on a consolidated basis and each as disclosed in the Company’s publicly filed financial statements on Form 10-K or Form 10-Q, as applicable, for the most recently completed fiscal quarter ending on or prior to such measurement date. Tangible Book Value shall be adjusted to exclude the impact of any dividends declared or paid during the Performance Period by adding the aggregate amount of any such dividends to the calculation of book value of the Company as of the last day of the Performance Period.

“Tangible Book Value Per Share” shall mean, with respect to any measurement date, (i) the Company’s Tangible Book Value as of such measurement date divided by (ii) (A) the number of shares of Common Stock issued and outstanding as disclosed in the Company’s Form 10-K or Form 10-Q, as applicable, for the most recently completed fiscal quarter ending on or prior to such measurement date, plus (B) any restricted stock units in respect of Common Stock that are not subject to forfeiture, minus (C) any restricted shares of Common Stock that are subject to forfeiture. Tangible Book Value Per Share shall be adjusted to exclude the impact of any stock splits or reverse stock splits effected and/or stock dividends declared or paid during the Performance Period.

“Compound Annual Growth Rate” shall mean, with respect to the Performance Period, the compound annual growth rate, expressed as a percentage, of the Tangible Book Value Per Share during the Performance Period. For the avoidance of doubt, Compound Annual Growth Rate is measuring the growth (if any) during the Performance Period in Tangible Book Value Per Share from the Tangible Book Value Per Share as determined on January 1, 2015.

“Performance Period” shall mean the period commencing on January 1, 2015 and ending on December 31, 2017 (or, in the event of a Change in Control, the last day of the most recently completed fiscal quarter ending prior to the date of such Change in Control).

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